                                                                  EXHIBIT 10.17



                        INTELLECTUAL PROPERTY AGREEMENT


           THIS AGREEMENT dated the 4th day of February, 2000 is made



BETWEEN
                          SMARTSOURCES.COM TECHNOLOGIES INC.

                          (hereinafter called "SmartSources")

AND
                          INDUSTRY CANADA, as represented by the Information Highway Applications Branch

                          (hereinafter called "Industry Canada")


         WHEREAS Industry Canada wishes to design and develop a comprehensive civic portal through CivicLife for use by the Government of Canada to deliver information and services to citizens throughout the various regions of Canada on a user friendly basis; and

         WHEREAS the SmartSources kServer Access Edition Software is a critical embedded component of the civic portal; and

         WHEREAS Industry Canada and SmartSources wish to set forth in this Agreement the terms and conditions under which the kServer Access Edition Software developed pursuant to the SmartSources Supply Agreement is to be owned and licensed by Industry Canada and SmartSources;

         NOW THEREFORE in consideration of the premises, the mutual covenants contained herein and the receipt of good and valuable consideration which the parties acknowledge, this Agreement provides as follows:

                                   ARTICLE I
                                  DEFINITIONS


1.01     DEFINITIONS

         Unless otherwise defined herein, the following terms shall have the following meanings in this Agreement and the recitals thereto:

         "Arbitration Act" means the Arbitration Act, 1991, S.O. 1991, Chap. 17 as amended or substituted from time to time; and

         "Business Day" means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Ottawa, Ontario; and

         "CivicLife" means CivicLife.com Inc.; and

         "CivicLife Intellectual Property Agreement" means the Intellectual Property Agreement of even date between Industry Canada and CivicLife; and

         "CivicLife Supply Agreement" means the Agreement for the Supply of a Civic Portal of even date between Innovative Solutions Agency and CivicLife; and

         "Civic Portal Software" means the integrated software to be developed by CivicLife pursuant to the terms of the CivicLife Supply Agreement to provide the Civic Portal Software, including the website interface and structure and all application software components, index and searching capabilities, the HTML, XML or other authoring code, the data base structures and source code for all of the foregoing, and the embedded kServer Access Edition Software. Not included are readily available, off the shelf infrastructure software components such as workstation and server operating systems, database management systems, and application server software; and

         "Completion Date" means the Completion Date, as defined in the SmartSources Supply Agreement; and

"Industry Canada" means Her Majesty in right of Canada as represented by the Ministry of Industry; and

"kServer Access Edition Software" means the software component to be developed by SmartSources pursuant to the terms of the SmartSources Supply Agreement to provide the kServer Access Edition Software, including the website interface and structure and all application software components, index and searching capabilities, the HTML, XML or other authoring code, the data base structures and source code for all of the foregoing. Not included are readily available, off the shelf infrastructure software components such as workstation and server operating systems, database management systems, and application server software; and

"Party" means either SmartSources or Industry Canada; and

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation, trust, trustee, executor, administrator or other personal legal representative, unincorporated association, institute, institution, regulatory authority or agency, government or governmental agency or other entity howsoever designated or constituted; and

"SmartSources" means SmartSources.com Technologies Inc.; and

"SmartSources Supply Agreement" means the Agreement for the Supply of the kServer Access Edition Software of even date between Innovative Solutions Agency and SmartSources; and

"Upgrades" means any upgrades to, modifications, enhancements or derivative works of the kServer Access Edition Software. Upgrades do not include items, features and capabilities to be delivered under the SmartSources Supply Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES


 2.01    REPRESENTATIONS OF SMARTSOURCES

         SmartSources represents and warrants to Industry Canada that:

         (a) it is duly incorporated and validly existing under the Canada Business Corporations Act;

         (b) it has the requisite corporate power to own its assets and to carry on its activities as contemplated hereunder;

         (c) the execution and delivery of this Agreement by SmartSources, and the carrying out by it of all of the activities contemplated hereby, have been duly authorized by all requisite corporate action; and

         (d) this Agreement constitutes a legal, valid and binding obligation of SmartSources, enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of creditors and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.


 2.02    REPRESENTATIONS OF INDUSTRY CANADA

         Industry Canada represents and warrants to SmartSources that:

         (a) the execution and delivery of this Agreement by Industry Canada, and the carrying out by Industry Canada of all of the activities contemplated hereby, have been duly authorized;

         (b) Industry Canada has full power to execute and deliver this Agreement and Industry Canada has full power to perform its obligations hereunder; and

         (c) this Agreement constitutes a legal, valid and binding obligation of Industry Canada enforceable against Industry Canada in accordance with its terms subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.



                                  ARTICLE III
                                     GRANT


 3.01    LICENSE GRANT

         Except as provided in Section 4.01, the technical information and intellectual property rights in the kServer Access Edition Software shall belong to and be owned jointly by each of the Parties as to an undivided one-half interest and the Parties hereby grant to each other a non-exclusive, perpetual right and license to reproduce the kServer Access Edition Software as an embedded component of the Civic Portal Software. Standard forms of license and sub-license agreements will be defined and mutually agreed to by the Parties.

                                   ARTICLE IV
                                   CONDITIONS


 4.01    LICENSE CONDITIONS

         The license granted pursuant to Section 3.01 is subject to the following conditions:

         (a) Industry Canada and CivicLife shall have the rights to market, operate, license and commercialize the kServer Access Edition Software as an embedded component of the Civic Portal Software as set out in the CivicLife Intellectual Property Agreement;

         (b) SmartSources shall have the exclusive worldwide right to market, operate, license and commercialize the kServer Access Edition Software on any basis other than as an embedded component of the Civic Portal Software and retain all revenues derived therefrom; and

         (c) if Industry Canada enters into a licensing agreement for the Civic Portal Software in a developed country or a developing country and is requested to provide the installation, operation and on-going support services for the kServer Access Edition Software as an embedded component of the Civic Portal Software required pursuant to such agreement, Industry Canada shall ensure that SmartSources is always included on the list of qualified vendors for the supply of such services.

                                   ARTICLE V
                                    UPGRADES


 5.01    INDUSTRY CANADA/SMARTSOURCES JOINTLY DEVELOPED UPGRADES

         Any Upgrades developed by SmartSources on behalf of and funded by Industry Canada shall belong to and be owned jointly by each of the Parties as to an undivided one-half interest and the Parties hereby grant to each other a non-exclusive perpetual license to incorporate the Upgrades in the kServer Access Edition Software in both standalone and Civic Portal-embedded deployments as the Parties may be permitted to make as defined elsewhere in this agreement.


 5.02    SMARTSOURCES INDEPENDENTLY-DEVELOPED UPGRADES

         Any Upgrades developed independently by SmartSources which are not funded by Industry Canada shall be owned solely by SmartSources. Notice of such Upgrades shall be sent to Industry Canada during the development of such Upgrades and SmartSources hereby grants Industry Canada a non-exclusive perpetual license to incorporate such Upgrades in the kServer Access Edition Software as an embedded component of the Civic Portal Software.


                                   ARTICLE VI
                                  MAINTENANCE


 6.01    MAINTENANCE AGREEMENT

         Should Industry Canada wish to use competitive tendering to secure maintenance for the kServer Access Edition Software following the Canadian Pilot Phase, Industry Canada will ensure that SmartSources is always solicited provided it is a qualified bidder. Should Industry Canada wish to obtain third party maintenance support for the kServer Access Edition Software, SmartSources will provide essential training services to the third party organization on a mutually agreeable basis at then-prevailing industry professional services rates.

                                  ARTICLE VII
                                  TRADE MARKS


 7.01    TRADE MARKS

         SmartSources acknowledges that Industry Canada is the owner of the trade mark "Access.ca". The Parties agree to display the Industry Canada and SmartSources's logos on any implementation of the kServer Access Edition as embedded in the Civic Portal Software. Industry Canada agrees to use its best efforts to assist SmartSources during the currency of this Agreement with the commercialization of the kServer Access Edition Software as embedded in the Civic Portal Software and to make available its expertise and marketing materials in connection therewith.




                                  ARTICLE VIII
                                  ARBITRATION


 8.01    ARBITRATION

         Any dispute arising out of or in connection with the Agreement, including any question regarding its existence, validity or termination, shall be submitted to and finally resolved by arbitration under the Arbitration Act. The rules and procedures set out in the Arbitration Act shall apply except to the extent they are modified by any rules for arbitration agreed to by the Parties.

                                   ARTICLE IX
                                CONFIDENTIALITY


 9.01    CONFIDENTIALITY

         Industry Canada and SmartSources have an established Confidentiality Agreement, and shall develop any required additional policies relating to confidentiality which shall define what constitutes confidential information, the treatment to be given to such information and the circumstances under which such information may be disclosed by the Parties. Industry Canada is subject to the Access to Information Act.



                                   ARTICLE X
                      INTERPRETIVE MATTERS AND CONVENTIONS


 10.01   GENDER AND NUMBER

         Any reference in this Agreement to gender shall include all genders and words importing the singular number only shall include the plural and vice versa.


 10.02   HEADINGS

         The provision of a Table of Contents, the division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.


 10.03   CALCULATION OF TIME PERIOD

         When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a not a Business Day, the period in question shall end on the next Business Day.

 10.04   PERFORMANCE ON HOLIDAYS

         If under this Agreement any action is to be taken on a day which is not a Business Day, that action is to be taken, as applicable, on or as of the next day that is a Business Day.


 10.05   REFERENCES

         In this Agreement, references to "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement taken as a whole and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

                                   ARTICLE XI
                                 MISCELLANEOUS


 11.01   SEVERABILITY

         If any provision of this Agreement is determined to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed therefrom and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable; provided that in the event that any portion of this Agreement shall have been so determined to be or become invalid or unenforceable (the "offending portion"), the Parties shall negotiate in good faith such changes to this Agreement as will best preserve for the Parties the benefits and obligations of such offending portion.


 11.02   AMENDMENTS

         This Agreement may only be amended, modified or supplemented by written agreement signed by both of the Parties.


 11.03   WAIVER

         No waiver of any of the provisions of this Agreement by either Party shall be deemed to constitute a waiver of such provision by the other Party or a waiver by such Party of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.


 11.04   GOVERNING LAW

         This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

 11.05   ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the Parties pertaining to the matters contemplated hereby and superseded all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.


 11.06   FURTHER ASSURANCES

         The Parties will, from time to time during the course of this Agreement or upon its expiry and without further consideration, execute and deliver such other documents and instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to effect the activities contemplated thereby.


 11.07   NOTICES

         Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing (including facsimile or any other means of communication by which words are capable of being visibly and instantaneously reproduced at a distant point of reception) and given by delivering it or sending it by facsimile or other similar means of communication addressed:

         (a)      if to SmartSources, at:
                  SmartSources.com Technologies Inc..
                  2030 Marine Drive, Suite 100
                  North Vancouver
                  British Columbia V7P 1V7
                  Attention:  Chairman & CEO

                  Facsimile:  (613) 236-7785

         (b)      if to Industry Canada, at:
                  Industry Canada
                  Information Highway Applications Branch

                  1400-155 Queen Street
                  Ottawa, Ontario

                  Attention:  Director General, IHAB

                  Facsimile:  (613) 954-3272


         Any such notice, direction or other instrument given as aforesaid shall be effective upon receipt, unless received on a day which is not a Business Day in which event it shall be deemed to be received on the next Business Day. Either Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.


 11.08   TIME OF THE ESSENCE

         Time shall be of the essence of this Agreement.


 11.09   ASSIGNMENT, SUCCESSORS

         This Agreement and any rights or duties hereunder may not be transferred, assigned or delegated to any other Person by either Party without the prior written consent of the other Party.


 11.10   RELATIONSHIP OF THE PARTIES

         Nothing contained in this Agreement shall be construed to place the Parties in the relationship of partners or joint venturers and neither Party shall have any right to obligate or bind the other Party in any manner.


 11.11   WAIVER

         All waivers under this Agreement must be made in writing and failure at any time to require any Party's performance of any obligations under this Agreement shall not affect the right subsequently to require performance of that obligation.

 11.12   REMEDIES CUMULATIVE

         All rights, powers and remedies must be made in writing and failure at any time to require any Party's performance of any obligations under this Agreement shall not affect the right subsequently to require performance of that obligation.

 11.13   EXECUTION IN COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

 11.14   EXCUSABLE DELAYS

         The dates and times by which either Party is required to perform any obligation under this Agreement shall be postponed automatically to the extent, for the period of time, that the Party is prevented from so performing by circumstances beyond its reasonable control. Said circumstances shall include acts of nature, strikes, lockouts, riots, acts of war, epidemics, government regulations imposed after the fact, fire, communications failures, power failures, earthquakes or other disasters.

 11.15   EXCLUDED PERSONS

         No member of the House of Commons shall be admitted to any share or part of this Agreement nor to any benefit to arise therefrom.

          IN WITNESS WHEREOF the Parties have executed this Agreement.






                                  SMARTSOURCES.COM TECHNOLOGIES INC.


                                       Per: /s/ NATHAN NIFCO
                                            ------------------------------------
                                            Name:  Nathan Nifco
                                            Title: Chairman & CEO


                                  INDUSTRY CANADA

                                       Per: /s/ DOUG HULL
                                            ------------------------------------
                                            Name:  Doug Hull
                                            Title: Director General, IHAB

                                   SCHEDULE A

   DELIVERABLES FROM SMARTSOURCES.COM TECHNOLOGIES INC TO CIVICLIFE.COM INC

Under separate contracts to Industry Canada (IC), SmartSources.com Technologies Inc (SS) and CivicLife.com Inc (CL) are contracted to provide an integrated suite of products which can operate the Civic Portal Software for the Government of Canada.

Definitions

"SS"                      SmartSources.com Technologies Inc of Vancouver, BC,
                          Canada

"CL"                      CivicLife.com Inc of Ottawa, ON, Canada

"IC"                      Industry Canada

"ISA"                     The Innovative Solutions Agency of PEI, Canada

"SS-ISA Contract"         The contract which exists between SS and ISA to
                          develop and deliver the SS
                          Deliverables.

"SS Deliverables"         As set out in the SS-ISA Contract and repeated in
                          Section 1 below with additional details.

"CL-ISA Contract"         The contract which exists between CL and ISA to supply
                          the other components of the Civic Portal Software and to integrate the SS Deliverables.

"CL Deliverables"         The Civic Portal Software as described in the CL-ISA
                          agreement incorporating the SS Deliverables.


1.       SS DELIVERABLES

The components of this product suite, as referenced in the contract with IC are as follows (extracted from the IC agreements):-


          7.3.1  Context Information Manager

          The Context Information Manager is essentially a complex series of kSites which can hold both structured and unstructured content. This is based upon the kServer technology. The following capabilities are supported:

                  o The ability to hold both original content and references to various types of external content.

                  o Information regarding the structure of the content to enable the Content Retriever and Channel Renderers to correctly format the content.

                  o An ability to Tag the content using content tags which will allow enable the Search Manager to provide sophisticated searching capabilities.

This will be achieved using any number of kSites. These kSites will fulfill the following functions:

     o Content kSite - A kSite that contains either original content or references to external content. In particular, a content kSite will allow the user to employ a number of predefined (n) layout templates to display the context of a kSite.

     o Context kSite - A kSite that provides the contextual information required to perform searches and to provide customizable views. Specifically, a context kSite will be structured and organized as follows:

     1. Authority contains information on WHO is responsible of originating/producing/administering the information in the context information manager.

     2. Location contains information on WHERE is the web site or its components are located.

     3. Source contains information on WHAT mechanisms are responsible to deliver the web site to the user.

     4. Relevancy contains information on HOW the components of a web site may be used

     5. Time contains information on WHEN the information about a component in a web site was placed in the context information manager.

     o User kSite - A user-specific kSite which allows the user to define their own channels of information, user preference, user information and to reference content held in other kSites or out on the Internet according to and based on the specific API calls and requests made from the the CivicLife component These kSites can also be associated with specific community portals.

     o Query kSite - Either a temporary or permanent query result set that can be saved by a user and/or used as the basis for further inferential searching.


7.3.2 Search Manager

The Search Manager uses the sophisticated data capabilities of the Context Information Manager to provide the portal user with a rapid method of locating any content within the portal.

Searching capabilities will include:-

     o The ability to search by keyword or phrase in a content or context kSite.

     o    To use any combinations of Tags stored in a context kSite

     o    To save/re-use the results of a search for later use in a query kSite

     o To use the results of one search as the basis for a more detailed or refining search.

     o To use a natural language interface to locate FAQs and other information.

The critical differentiator for the Search Manager is that it operates in the context of the user's own information. Therefore, it is aware of the location of the user and certain aspects of the users profile. This enables the Search Manager to provide highly relevant results from the user's own community along with any special interest communities which the user has selected.

The interaction between the CL Deliverables (CLD) and SS Deliverables (SSD) is expected to provide the following high-level capabilities (there will be other additional facilities too which have not yet been identified):

o An API which can be used by CL to do the following (additional facilities will be identified during the project):

     o Establish a vocabulary of Meta Data which can be used to classify content held in the kSites;

     o Allow for the creation of items within kSites which are tagged with the appropriate Meta Data. Items can include:

          o Content in a variety of forms: ie. HTML, Audio, Video, plain text, etc

          o References to external data sources including remote Web Sites or XML data sources, along with information of the method required to render the content.

     o The ability to retrieve sets of content from one or more kSites by supplying search criteria in the form of Meta Data;

     o The ability to retrieve sets of content from one or more kSites by providing either keywords or natural language search expressions;

     o    The capability of managing the kServer and doing such things as:

          o    Creating and destroying kSites;

          o    Moving kSites between servers;

o The kServer software capable of being deployed in the environment described below. This kServer software will be capable of meeting the performance requirements of the Civic Portal Software in such a way that it does not negatively impact on the end-user experience when using the portal.

SS will be responsible for building on top of their standard kServer to meet the requirements of the SS-ISA Contract and this version of the kServer will become the kServer-Access Edition.

SS will also be responsible for to the creation of the Meta Data Framework and the API required for each parties software to interact.


 2.     TARGET OPERATING ENVIRONMENT

Operating System

The target operating environment for the deliverables will be Windows NT Server V4.O Service Pack 5 during the development and verification phases of the project. A different operating environment may be selected for the final roll out. However, any selected operating environment will provide access to a stable, high-performance Java Virtual Machine compliant to the J2EE specification.

Currently, the supported environments for the final rollout will be limited to:

     o   Windows NT Server Version 4.0;
     o   Sun Solaris 7 for SPARC;
     o   Hewlett-Packard HP-UX 11.0;
     o   IBM AIX 4.

DATABASE MANAGEMENT SYSTEM

Whilst Oracle 8 or 8i will be used during the development and verification phases of the project, it is possible that IC may select an alternative database platform for the final roll out. Care should be taken to ensure that all deliverables are written in such a way that they are portable between relational database management systems.

Currently, the supported databases are expected to be one of:

     o   Oracle 8i;
     o   IBM DB/2;
     o   Microsoft SQL Server 7.0;
     o   Sybase Adaptive Server 12.0.

APPLICATION SERVER

At the conclusion of the development process or shortly thereafter, the delivered software should be capable of being efficiently deployed using the SilverStream 3.0 J2EE Application Server. A copy of this software to run under either Windows NT 4.0 or Sun Solaris will be provided to SS by CL for testing and integration purposes.

During the development phase the software deliverables will be designed to utilize the current BEA WebLogic Application Server. CL will provide assistance to SS at the appropriate time to enable SS to certify the kServer components running within the SilverStream 3.0 J2EE Application Server.


3.     REQUIRED PERFORMANCE

The target performance for the Civic Portal Software is approximately 30 million page impressions per day. This will, of course, require a suitable amount of high performance to achieve and this hardware will not be in place until the final roll out is underway. However, the SS Deliverables must be capable of delivering this performance when deployed on suitable hardware.


4.     TIMELINESS

SS will provide the deliverables in accordance with the time line described in the SS-ISA Contract and in such a manner as to enable CL to meet its obligations under the CL-ISA Contract.

5.     OPERATIONAL AND TECHNICAL SUPPORT

The operational and technical support will consist of case management services for cases reported to SS by CL in connection with the operation of the Civic Portal Software. Cases will include problems and queries. Case management services will cover case logging, case classification as to case type and case severity/urgency, and case resolution in terms of software fault correction or preparation and proposal of plans to deal with complex or difficult cases. Support coverage will be from 9:00 AM to 5:00 PM EST on Government of Canada business days.

SS commits to providing support to CL to enable CL to provide the required level of operational and technical support as specified in CL's agreement with IC.

                             CIVIC PORTAL SOFTWARE

                      DEVELOPMENT AND COMMERCIAL AGREEMENT


           THIS AGREEMENT dated the 4th day of February, 2000 is made


   BETWEEN
                            SMARTSOURCES.COM TECHNOLOGIES INC.

                            (hereinafter called "SmartSources")

   AND
                            CIVICLIFE.COM INC.

                            (hereinafter called "CivicLife")


           WHEREAS Industry Canada wishes to design and develop a comprehensive civic portal through CivicLife for use by the Government of Canada to deliver information and services to citizens throughout the various regions of Canada on a user friendly basis; and

           WHEREAS each of SmartSources and CivicLife has entered into an agreement with ISA pursuant to which the Parties will develop and deliver the Civic Portal Software to Industry Canada; and

           WHEREAS SmartSources and CivicLife wish to enter into this Agreement to integrate the work carried out by each of them pursuant to the SmartSources Supply Agreement and the CivicLife Supply Agreement;

           NOW THEREFORE in consideration of the premises, the mutual covenants contained herein and the receipt of good and valuable consideration which the parties acknowledge, this Agreement provides as follows:

                                   ARTICLE I
                                  DEFINITIONS


 1.01    DEFINITIONS

         Unless otherwise defined herein, the following terms shall have the following meanings in this Agreement and the recitals thereto:

         "Business Day" means any day of the year, other than a Saturday, Sunday or any day on which banks are required or authorized to close in Ottawa, Ontario; and

         "CivicLife" means CivicLife.com Inc.; and

         "CivicLife Intellectual Property Agreement" means the Intellectual Property Agreement of even date between Industry Canada and CivicLife; and

         "CivicLife Supply Agreement" means the Agreement for the Supply of a Civic Portal of even date between Innovative Solutions Agency and CivicLife pursuant to which CivicLife shall deliver the Civic Portal Software to Industry Canada; and

         "Civic Portal Software" means the integrated software to be developed by CivicLife pursuant to the terms of the CivicLife Supply Agreement to provide the Civic Portal Software, including the website interface and structure and all application software components, index and searching capabilities, the HTML, XML or other authoring code, the data base structures and source code for all of the foregoing, and the embedded kServer Access Edition Software. Not included are readily available, off the shelf infrastructure software components such as workstation and server operating systems, database management systems, and application server software; and

         "Completion Date" means the Completion Date as defined in the CivicLife Contract; and

         "Industry Canada" means Industry Canada as represented by the Information Highway Applications Branch; and

         "kServer Access Edition Software" means the software component to be developed by SmartSources pursuant to the terms of the SmartSources Supply Agreement to provide the kServer Access Edition Software, including the website interface and structure and all application software components, index and searching capabilities, the HTML, XML or other authoring code, the data base structures and source code for all of the foregoing; and

         "ISA" means Innovative Solutions Agency; and

         "Party" means either CivicLife or SmartSources; and

         "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation, trust, trustee, executor, administrator or other personal legal representative, unincorporated association, institute, institution, regulatory authority or agency, government or governmental agency or other entity howsoever designated or constituted; and

         "SmartSources" means SmartSources.com Technologies Inc.; and

         "SmartSources Supply Agreement" means the Agreement for the Supply of a Civic Portal of even date between Innovative Solutions Agency and SmartSources; and

         "SmartSources Deliverables" means the components of the Civic Portal Software set forth in Schedule A to be delivered by SmartSources to CivicLife pursuant to this Agreement.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES


2.01     REPRESENTATIONS AND WARRANTIES

         Each party represents and warrants to the other that:


         (a) it is duly incorporated and validly existing and has the requisite power to own its assets and carry on its activities as contemplated hereunder;


         (b) the execution and delivery of this Agreement by it, and the carrying out by it of all of the activities contemplated hereby, have been duly authorized by all requisite corporate action; and


         (c) this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization and other laws affecting generally the enforcement of the rights of creditors and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

                                  ARTICLE III
                                   OBJECTIVE


 3.01    OBJECTIVE

         This Agreement is being entered into for the purpose of establishing the relationship of the Parties during the period of design, development and submission of the work by the Parties on the Civic Portal Software up to the Completion Date, and support of the work for the period specified in the CivicLife Supply Agreement thereafter, and to establish the responsibilities of each Party for their respective portion of such work. This agreement also addresses the commercial relationship of the Parties and the sharing of revenues in the licensing of the Civic Portal Software.

                                   ARTICLE IV
                             PARTIES' RELATIONSHIP


 4.01    DEVELOPMENT BY CIVICLIFE

         CivicLife will develop the Civic Portal Software in response to the CivicLife Supply Agreement and will include the SmartSources Deliverables assigned and identified to be completed by SmartSources pursuant to this Agreement.


 4.02    ISA CONTRACTS

         Each Party will use its best efforts, as jointly deemed reasonable, to produce the Civic Portal Software and each party will continue to use its best efforts toward this objective throughout any and all negotiations concerning the Civic Portal Software and any amendments to the SmartSources Supply Agreement and the CivicLife Supply Agreement.


 4.03    PRIME CONTRACTOR

         CivicLife is the prime contractor to Industry Canada with respect to the relationship of the Parties.


 4.04    RESPONSIBILITIES OF PARTIES

         Neither Party shall demand compensation of any kind from the other during the term of this Agreement unless otherwise agreed in writing. Each Party will bear all costs, risks and liabilities incurred by it arising out of its obligations and efforts under this Agreement, the SmartSources Supply Agreement and the CivicLife Supply Agreement. Such liability includes, but is not limited to, all damages, costs and expenses claimed from or incurred as the result of any claim or proceeding made against a Party with respect to the infringement of any patent, copyright, trademark, trade secret or other proprietary right of any third party.

 4.05    COOPERATION

         Each Party shall furnish to the other such cooperation and assistance as may be reasonably required hereunder; provided, however, that the Parties, as between themselves, shall be deemed to be independent contractors, and the employees of one shall not be deemed to be the employees of the other.


 4.06    NO FORMAL BUSINESS ORGANIZATION

         This Agreement is not intended by the Parties to constitute or create a joint venture, or formal business organization of any kind, other than a contractor team arrangement and the rights and obligations of the Parties shall be only those expressly stated in this Agreement, the SmartSources Supply Agreement and the CivicLife Supply Agreement. Neither Party shall have the authority to bind the other except to the extent authorized herein. The Parties shall remain as independent contractors at all times and neither Party shall act as the agent for the other except as expressly permitted herein..


 4.07    NO SHARING

         Nothing in this Agreement shall be construed as providing for the share of profits or losses arising out of the efforts of either or both of the Parties.


 4.08    REPRESENTATIVES

         The Parties hereby designate an individual within their own organization as their representative responsible to direct performance of the Parties' necessary functions (including receipt and protection of proprietary information). Such representative shall have primary responsibility to effectuate the requirements and responsibilities of the Parties under this Agreement.

          For SmartSources          -     Mr. Nathan Nifco
          For CivicLife             -     Mr. Kevin Higgins

4.09     WORK COMPLETION

         Each Party will participate exclusively with the other to complete the work described in the SmartSources Supply Agreement, the CivicLife Supply Agreement and this Agreement.


4.10     SALES TO THIRD PARTIES

         Nothing in this Agreement shall limit or restrict the rights of the Parties from quoting or selling to others not party to this Agreement their (a) standard commercial products and services upon demand, (b) other previously-offered products and services that are not unique to the work contemplated by this Agreement and (c) providing technical information concerning products falling within categories (a) and (b) preceding. Nothing herein shall preclude the parties from marketing or selling their standard commercial products and services to any third parties for purposes unrelated to the Civic Portal Software during the term of this Agreement.


4.11     REVENUE SHARING


         Industry Canada and CivicLife shall have the rights to market, operate, license and commercialize the kServer Access Edition Software as an embedded component of the Civic Portal Software as set out in the CivicLife Intellectual Property Agreement;


         The Parties shall share revenues received from the licensing of the Civic Portal Software with the embedded kServer Access Edition Software as provided for in the CivicLife Intellectual Property Agreement, on the following basis:


         Where SmartSources has led the selling effort in connection with a licensing opportunity as evidenced by a SmartSources letter to CivicLife identifying such opportunity and setting out a suitable selling plan related thereto, and where SmartSources has advanced the potential licensee according to the selling plan to the point where the potential licensee indicates a written desire to receive a proposal from Industry Canada or CivicLife, then in the event CivicLife is successful in licensing the Civic Portal Software to said potential licensee, SmartSources shall be entitled to a 33% share of the CivicLife license share.


         In all other case where Industry Canada or CivicLife licenses the Civic Portal Software, SmartSources shall receive 25% of CivicLife license share.

                                   ARTICLE V
                         SMARTSOURCES RESPONSIBILITIES


5.01     SMARTSOURCES DELIVERABLES

         SmartSources will furnish to CivicLife, for incorporation into the Civic Portal Software, the SmartSources Deliverables in accordance with and prior to the milestones set forth in the SmartSources Contract to allow CivicLife to meet its obligations under the CivicLife Contract. SmartSources will also furnish qualified personnel to CivicLife who will cooperate in preparing the Civic Portal Software.


5.02     SMARTSOURCES DELIVERABLES CAPABILITY

         SmartSources acknowledges that the target performance for the Civic Portal Software is general public acceptance at a full national roll out level for all Canadians. SmartSources represents and warrants to CivicLife that the SmartSources Deliverables will be capable of delivering this performance level when deployed on suitable hardware.


5.03     MUTUAL ASSISTANCE

         SmartSources and CivicLife will assure availability of management and technical personnel to each other to assist in any discussions and negotiations with Industry Canada and ISA with respect to the development of the Civic Portal Software.


5.04     RELATIONS WITH INDUSTRY CANADA

         Although CivicLife is the prime contractor to Industry Canada, it is recognized that SmartSources may have continuing relations with Industry Canada or its Agents, and may be the recipient of inquiries concerning the SmartSources Deliverables. Therefore, any cogent communications invited by Industry Canada or its Agents directly with SmartSources concerning any matter involving this Agreement or the Civic Portal Software shall not be deemed to be a breach of this Agreement, provided CivicLife is notified of such contact by SmartSources prior to the contact where possible or, where not possible, subsequently in a timely manner.


                                   ARTICLE VI
                              RIGHTS IN INVENTIONS


6.01     RIGHTS IN INVENTIONS

         Inventions shall remain the property of the originating Party. In the event of joint inventions, the Parties shall establish their respective rights by negotiations between them.

                                  ARTICLE VII
                            PROPRIETARY INFORMATION


7.01     PROPRIETARY INFORMATION

         During the term of this Agreement, the Parties hereto may exchange proprietary and/or confidential information. Such information must be in writing and clearly marked on each page as proprietary or confidential. All such information will be deemed to be treated by the Parties as proprietary and confidential.


7.02     NON-DISCLOSURE

         The Parties agree that they shall not at any time divulge any matters relating to the Civic Portal Software which may become known to them by reason of their involvement in the Civic Portal Software except as required by Government regulation, and then in a coordinated manner. The Parties agree to be true and faithful to each other in all dealings and transactions relating to the Civic Portal Software. The Parties agree that they will not, together or alone, use for their own benefit or purposes or for the benefit or purpose of any other person, firm, corporation, association or other business entity, any trade secrets, any information of a proprietary or confidential nature or plans belonging to or relating to the affairs of the other Party either during or after the work on the Civic Portal Software has been completed.

         The receiving Party, during the term of this Agreement and for two years thereafter, shall hold such information in confidence, shall use such information only for the purposes of this Agreement and shall not disclose such information to any third party without prior written approval of the other Party, except that information necessary to complete the Civic Portal Software may be disclosed to Industry Canada, ISA or an arbitrator appointed as set out in 11.01

7.03     ACCIDENTAL DISCLOSURE

         Neither Party shall be liable for the inadvertent or accidental disclosure of proprietary or confidential information if such disclosure occurs despite the exercise of the same degree of care as such Party normally takes to preserve its own such proprietary or confidential information.


7.04     EXCEPTED INFORMATION

         These restrictions on the use or disclosure of information marked as proprietary or confidential shall not apply to information that:

         (a)      was known to the receiving Party at the time of disclosure;

         (b) subsequently is developed by the recipient, independent of the information transmitted by the disclosing Party;

         (c) becomes known to the receiving Party from a source other than the disclosing Party without breach of this Agreement;

         (d) has been published or is otherwise in the public domain without breach of this Agreement; or

         (e)      is disclosed with the prior written approval of the other
                  Party.


7.05     INFORMATION USE

         Any information, other than proprietary or confidential information identified as provided above, shall not be restricted by either Party as to the other Party's use thereof.


7.06     THIRD PARTY RIGHTS

         No license to the other Party, under any trademark, patent or copyright, or applications which are now or may thereafter be owned by such Party, is either granted or implied by the conveying of information to that Party. None of the information which may be submitted or exchanged by the Parties shall constitute any representation, warranty, assurance, guarantee or inducement by either Party to any of the other with respect to the infringement of trademarks, patents, copyrights, or any right of privacy, or other rights of third persons.


                                  ARTICLE VIII
                            TERMINATION OF AGREEMENT


8.01     TERMINATION

         This Agreement shall automatically expire and be deemed terminated effective upon the date of the happening or occurrence of any one of the following events or conditions, whichever shall first occur:


         (a)      mutual agreement of the Parties to terminate the Agreement;

         (b) the insolvency, bankruptcy, reorganization under bankruptcy law, or assignment for the benefit of creditors by any Party; or

         (c) three years after the completion of the support period specified in the CivicLife Contract.



                                   ARTICLE IX
                   SECURITY: CUSTOMER CLASSIFIED INFORMATION


9.01     ACCESS TO CLASSIFIED INFORMATION

         Should access to Industry Canada's classified information be required in the preparation of their respective portions of the work on the Civic Portal Software, both the Parties shall meet the security clearance requirements of Industry Canada as set forth in government laws and regulations. The Parties agree that all of their personnel who, pursuant to this Agreement, will have access to such classified information, shall have an appropriate personal security clearance, which is still in effect, prior to being accorded access to such information.

                                   ARTICLE X
                                   PUBLICITY


10.01    PUBLICITY

         The Parties shall not issue a news release, public announcement, advertisement, or any other form of publicity concerning their efforts in connection with this Agreement without obtaining prior written approval from the other Party except as required by Government regulation, and then in a coordinated way.



                                   ARTICLE XI
                               DISPUTE RESOLUTION


11.01    DISPUTE RESOLUTION

         Should a dispute arise between the Parties involving their respective duties or matters under this Agreement, or the working relations between the Parties, then the individuals set forth in Section 4.08 will make every effort to resolve the dispute. When such resolution cannot be achieved within ten (10) Business Days, the dispute will be referred to a mutually agreed upon arbitrator who may be appointed by the Parties from time to time, and is acceptable to Industry Canada.

                                  ARTICLE XII
                              INTERPRETIVE MATTERS


12.01    GENDER AND NUMBER

         Any reference in this Agreement to gender shall include all genders and words importing the singular number only shall include the plural and vice versa.


12.02    HEADINGS

         The provision of a Table of Contents, the division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

12.03    CALCULATION OF TIME PERIOD

         When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a not a Business Day, the period in question shall end on the next Business Day.

12.04    PERFORMANCE ON HOLIDAYS

         If under this Agreement any action is to be taken on a day which is not a Business Day, that action is to be taken, as applicable, on or as of the next day that is a Business Day.

12.05    REFERENCES

         In this Agreement, references to "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement taken as a whole and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

                                  ARTICLE XIII
                                 MISCELLANEOUS


13.01    SEVERABILITY

         If any provision of this Agreement is determined to be invalid or unenforceable by an arbitrator or a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed therefrom and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable; provided that in the event that any portion of this Agreement shall have been so determined to be or become invalid or unenforceable (the "offending portion"), the Parties shall negotiate in good faith such changes to this Agreement as will best preserve for the Parties the benefits and obligations of such offending portion.


13.02    AMENDMENTS

         This Agreement may only be amended, modified or supplemented by written agreement signed by both of the Parties.


13.03    WAIVER

         No waiver of any of the provisions of this Agreement by either Party shall be deemed to constitute a waiver of such provision by the other Party or a waiver by such Party of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.


13.04    GOVERNING LAW

         This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

13.05    ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement between the Parties pertaining to the matters contemplated hereby and superseded all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.


13.06    FURTHER ASSURANCES

         The Parties will, from time to time during the course of this Agreement or upon its expiry and without further consideration, execute and deliver such other documents and instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to effect the activities contemplated thereby.


13.07    NOTICES

         Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing (including facsimile or any other means of communication by which words are capable of being visibly and instantaneously reproduced at a distant point of reception) and given by delivering it or sending it by facsimile or other similar means of communication addressed:


                  (a)    if to SmartSources, at:
                         SmartSources.com Technologies Inc.
                         2030 Marine Drive, Suite 100
                         North Vancouver, B.C. V7P 1V7
                         Attention: Chairman & CEO

                         Facsimile: (604) 986-0869

         (b)      if to CivicLife, at:
                  CivicLife.com Inc.
                  50 O'Connor Street, Suite 300
                  Ottawa, Ontario K1P 6L2
                  Attention:  President

                  Facsimile:  (613) 232-3191


         Any such notice, direction or other instrument given as aforesaid shall be effective upon receipt, unless received on a day which is not a Business Day in which event it shall be deemed to be received on the next Business Day. Either Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the Party at its changed address.


13.08    TIME OF THE ESSENCE

         Time shall be of the essence of this Agreement.


13.09    ASSIGNMENT, SUCCESSORS

         This Agreement and any rights or duties hereunder may not be transferred, assigned or delegated to any other Person by either Party without the prior written consent of the other Party.


13.10    RELATIONSHIP OF THE PARTIES

         Nothing contained in this Agreement shall be construed to place the Parties in the relationship of partners or joint venturers and neither Party shall have any right to obligate or bind the other Party in any manner.

13.11    WAIVER

         All waivers under this Agreement must be made in writing and failure at any time to require any Party's performance of any obligations under this Agreement shall not affect the right subsequently to require performance of that obligation.


13.12    REMEDIES CUMULATIVE

         All rights, powers and remedies must be made in writing and failure at any time to require any Party's performance of any obligations under this Agreement shall not affect the right subsequently to require performance of that obligation.


13.13    EXECUTION IN COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.


13.14    EXCUSABLE DELAYS

         The dates and times by which either Party is required to perform any obligation under this Agreement shall be postponed automatically to the extent, for the period of time, that the Party is prevented from so performing by circumstances beyond its reasonable control. Said circumstances shall include acts of nature, strikes, lockouts, riots, acts of war, epidemics, government regulations imposed after the fact, fire, communications failures, power failures, earthquakes or other disasters.

IN WITNESS WHEREOF the Parties have executed this Agreement.




                                   SMARTSOURCES.COM TECHNOLOGIES INC.


                                       Per:  /s/ NATHAN FIFCO
                                             ----------------------------------
                                             Name:  Nathan Nifco
                                             Title: Chairman & CEO


                                   CIVICLIFE.COM INC.


                                       Per:  /s/ KEVIN HIGGINS
                                             -----------------------------------
                                             Name:  Kevin Higgins
                                             Title: President

                            Agreement for the Supply
                                      of a
                                  Civic Portal

                                    Between

                              ISA and SmartSources

                                February 4, 2000


TABLE OF CONTENTS
1. PARTIES..................................................................         4

2. DEFINITIONS AND REFERENCES...............................................         5

3. PURPOSE AND DURATION OF THE AGREEMENT....................................         6

4. CONTEXT AND SCOPE........................................................         6

5. EXPECTATIONS OF THE PARTIES..............................................         7

6. MILESTONES, SCHEDULE OF WORK AND PAYMENTS................................         9
   6.1 MILESTONES...........................................................         9
   6.2 SCHEDULE ELEMENTS....................................................         9
   6.3 PROJECT FUNDING......................................................         9

7. DELIVERABLES.............................................................        11
   7.1 GENERAL..............................................................        11
   7.2 DELIVERABLES BY STAGE OF WORK........................................        11
       7.2.1 CivicLife Deliverables: .......................................        12
       7.2.2 SmartSources Deliverables: ....................................        14
       7.2.3 Joint CivicLife and SmartSources Deliverables: ................        15
   7.3 ACCESS.CA SERVICE DEFINITION.........................................        16
   7.4 CIVIC PORTAL FUNCTIONS AND FEATURES..................................        16
       7.4.1 User Profile Manager...........................................        16
       7.4.2 Channel Manager................................................        16
       7.4.3 Presentation Layer/User Interfaces.............................        16
       7.4.4 Content Retriever..............................................        17
       7.4.5 Channel Renderers..............................................        17
       7.4.6 Content Tagger.................................................        17
       7.4.7 Authoring Wizards..............................................        17
       7.4.8 Context Information Manager....................................        17
       7.4.9 Search Manager.................................................        18
       7.4.10 Collaboration Tools...........................................        18
       7.4.11 Transaction Framework.........................................        18
       7.4.12 Statistics Framework..........................................        19
       7.4.13 Email Tools...................................................        19
       7.4.14 Geographic Information System (GIS)...........................        19
       7.4.15 Community Directories.........................................        19
       7.4.16 User Information Management Tools.............................        20
       7.4.17 Other Tools and Applications..................................        20
       7.5.1 Development Environment........................................        20
       7.5.2 Demonstration/Verification Environment.........................        20
       7.5.3 Production Environment.........................................        21
       7.5.4 Scalability....................................................        21
       7.5.5 Volumetrics....................................................        21
       7.5.6 Testing and Performance Tuning.................................        21
   7.6 DOCUMENTATION........................................................        21
   7.7 IC ACCESS TO CIVICLIFE/SMARTSOURCES DEVELOPMENT AND DEMONSTRATION/
       VERIFICATION ENVIRONMENTS/BRIEFINGS..................................        22
   7.8 INSTALLATION, INTEGRATION & TESTING SUPPORT..........................        22


   7.9 TRAINING ........................................................................        22
   7.10 OPERATIONAL AND TECHNICAL SUPPORT ..............................................        22
   7.11 DEVELOPMENT SUITE SOFTWARE .....................................................        23
   7.12 DEVELOPMENT AND DEMONSTRATION/VERIFICATION ENVIRONMENT HARDWARE AND SOFTWARE....        23
   7.13 DETAILED SCHEDULE OF DELIVERABLES AND PAYMENTS .................................        23

9.  CHANGE PROCESS .....................................................................        23

10. TERMINATION ........................................................................        23

ANNEX A - ACCESS.CA PILOT TRIAL COMMUNITIES ............................................        24

ANNEX B - SERVICE DEFINITION ...........................................................        25

ANNEX C - AGREEMENT FOR THE INTEGRATION OF SMARTSOURCES AND CIVICLIFE WORK .............        25

ANNEX D - DETAILED SCHEDULE OF DELIVERABLES AND PAYMENTS BY STAGE OF WORK ..............        25

1.    PARTIES

The parties to this agreement, (the "Parties"), are:

Innovative Solutions Agency ("ISA")
25 University Avenue, 3rd Floor Holman Bldg
Charlottetown, PEI C1A 7N8


SmartSources Technologies Inc. ("SmartSources")
2030 Marine Drive, Suite 100
North Vancouver, BC V7P 1V7

RELATIONSHIP BETWEEN CIVICLIFE AND SMARTSOURCES

CivicLife, as the Prime Contractor, will develop the Civic Portal Software in response to the CivicLife Contract and will include the SmartSources deliverables assigned and identified to be completed by SmartSources in this agreement.

2.    DEFINITIONS AND REFERENCES


AGREEMENT:   this contract.

SMARTSOURCES means SmartSources.com Technologies Inc.

Civic Portal means Civic Portal Software, which is the complete collection of software to be supplied by CivicLife and SmartSources and as defined as deliverables in Section 7 and Appendix B.

COMPLETION DATE: The completion date of the main part of this contract, defined as the date on which deliverables are made by SmartSources and CivicLife, and accepted by IC / ISA. The Completion Date is May 31st, 2000. Certain elements, including ongoing support by SmartSources and CivicLife, and Intellectual Property provisions continue beyond the Completion Date, as specified elsewhere in the contract.

IC means Industry Canada, Information Highway Applications Branch. 155 Queen St Floor 7 Ottawa, Ontario K1A 0H5

INTELLECTUAL PROPERTY means the kServer Access Edition Software and related documentation as required in the schedules of deliverables in Section 7 and ANNEX D of this Agreement.

INTELLECTUAL PROPERTY AGREEMENT means the separate and related agreement between Industry Canada and SmartSources that governs the ownership, rights, terms and conditions in respect to the Intellectual Property.

IP means Intellectual Property.

ISA means Innovative Solutions Agency.

KSITE: A kSite is an abstract repository of data from various sources which is managed as a single entity. A kSite can hold content or can refer to other sources of content. kSites provide powerful features for the meta-tagging of content and searching, both by conventional keyword searches and inferential searches. kSites have the ability to refer to content within other kSites. KSites can contain purely contextual information which references content held in content kSites. A kSite can be a persistent object or it can be created dynamically as a result of a search or query.

KSERVER: A kServer is responsible for managing and maintaining one or more kSites and dealing with the storage, querying and retrieval of kSite information. It is a 100% Pure Java environment which uses a sophisticated meta-data framework to enable the kSite to operate as described.

CIVICLIFE means CivicLife.com Inc.

REFERENCES

This Agreement is related to the following separate agreements, all of which taken together are part of a complete whole. This Agreement's requirements must be complied with in concert with the requirements of all of these agreements:

INTELLECTUAL PROPERTY AGREEMENT between Industry Canada and SmartSources, relating to the kServer Access Edition Software, dated 4 February 2000.

INTELLECTUAL PROPERTY AGREEMENT between Industry Canada and CivicLife, relating to the Civic Portal Software, dated 4 February 2000.

AGREEMENT FOR THE SUPPLY OF A CIVIC PORTAL between ISA and CivicLife, a parallel agreement to this Agreement.

Civic Portal Software Development and Commercial Agreement, between SmartSources and CivicLife and its Schedule A. Deliverables from
SmartSources.com Technologies Inc. to CivicLife.Com Inc. dated February 4, 2000 appended as ANNEX C to this Agreement and to the parallel agreement between ISA and CivicLife


3. PURPOSE AND DURATION OF THE AGREEMENT

This agreement (the "Agreement") sets out the specific understandings and commitments of the Parties for the development, supply, enhancement and support of a Comprehensive Civic Portal (the "Civic Portal").

The Agreement also identifies the ownership of Intellectual Property (the "IP") and associated licenses, rights and royalties. Upon completion of the terms of this Agreement, Industry Canada and SmartSources will be joint owners of and have the right to market, license, commercialize and operate the kServer Access Edition Software subject to the IP ownership and use conditions set out in the Intellectual Property Agreement.

IC desires to procure a fully functioning Civic Portal, defined in the text below, for delivery by the Completion Date and has engaged ISA as its contractor.

CivicLife, in conjunction with SmartSources will develop and deliver the Civic Portal in accordance with the detailed schedule in Section 7, Deliverables, below.

With the exception of the Intellectual Property Agreement, and Section 7.10, Operational Support, the Agreement covers the period from the date of signature to the Completion Date, unless changed by mutual agreement amongst the Parties. Operational Support as defined in Section 7.10 Operational and Technical Support will be provided by SmartSources and CivicLife for 1 year from the Completion Date.


4.    CONTEXT AND SCOPE

IC is in the process of developing and rolling out a national ACCESS.CA service to be launched in December 2000. In preparation for the national launch, IC requires a functioning portal to be available by the Completion Date for technical verification and immediately thereafter for up to 20 Pilot Trials in communities across Canada. Pilot Trials would be operational until launch of the national service at the end of 2000.

Annex A contains a list of communities that are candidates for Pilot Trials. Other communities may be added to this list. IC will determine the list of Pilot Trial communities and the priority sequence for Pilot Trials.

CivicLife, in partnership with SmartSources, will develop and supply Civic Portal software with the capabilities set out in Section 7 Deliverables that will be capable of being scaled to provide service in all of the Pilot Trial communities. The software shall be further scalable for national launch and growth. SmartSources and CivicLife will also provide the design and other specifications and requirements for the server hardware and software necessary to host the Civic Portal software in a sufficient scale to provide simultaneous access in the Pilot Trial communities, and subsequently for national launch and growth. These specifications will be provided in document form within 10 working days of receipt of the final list of pilot trial communities and concurrent user estimates from IC.

CivicLife and SmartSources will design the Civic Portal software to accommodate establishment of:

         a)   additional stand-alone development environments
         b) an on-line verification environment where new capabilities can be tested; and
         C)   a fully scaled-up production environment.

By the Completion Date CivicLife and SmartSources will supply the working portal software as defined in Section 7, Deliverables. Since much of the work will be in a development phase, work will progress to the Completion Date in a collaborative fashion between CivicLife, SmartSources and Industry Canada. Specific modifications and refinements to capabilities will be incorporated based on discussion, decision and documented agreement amongst the parties.

SmartSources and CivicLife will provide documentation, and training and installation, integration and testing support to Industry Canada and its designated contractors and service operators as defined in Section 7 Deliverables.

The contracted cost of the work up to the Completion Date is $500,000 (Canadian Funds). Decisions regarding specific approach for launch and further expenditures will be dependent on the performance of SmartSources and CivicLife, and other planning considerations.

CivicLife and SmartSources will design the Civic Portal software using recognized industry standards to accommodate additions after the completion date of features and functions by third parties as may be requested, contracted, or received unsolicited by IC. Third party add-on capabilities may include alternative interfaces, applications, templates, content, plug-ins and other features that could be reasonably expected within a portal. Although the ability to incorporate such 3rd-party capabilities will be inherent in the Civic Portal design, there may be additional funding requirements and revisions to schedule associated with doing so.

While the deliverables under this Agreement are defined by the scope, above, by becoming a joint owner in the Intellectual Property, IC's use of the Civic Portal Software is not limited to use only in the context of Pilot Trials for ACCESS.CA. The Intellectual Property Agreement provides the terms and conditions of the use of the Intellectual property by the Parties.


5.    EXPECTATIONS OF THE PARTIES

IC requires that SmartSources and CivicLife have established a formal agreement that clearly defines roles, and individual elements that each party contributes to the overall deliverables as defined in this Agreement. The agreement between SmartSources and CivicLife must specify responsibility for development, supply and support of individual elements of the Civic Portal, and responsibility for their combination into an integrated whole and the support of the whole. Such an agreement is included in this Agreement as ANNEX C, Civic Portal Software Development and Commercial Agreement.

CivicLife and SmartSources agree to build on existing CivicLife and SmartSources technologies to develop and launch a Civic Portal aimed at satisfying the interaction needs of public sector organizations and the public. Public sector organizations include government agencies at all levels as well as school boards and schools, and potentially post-secondary educational institutions. The public includes citizens, businesses and community organizations.


General capabilities of the Civic Portal will include:

     o 'Single window' connectivity to existing government services across all relevant levels;

     o    Localization of service presentation by postal code;

     o    Initial electronic democracy capabilities;

     o Tools and services which facilitate the delivery of public sector content and execution of transactions;

     o An innovative web interface which simplifies the public's consumption of public sector offerings.

     o Tools to create or integrate community, business and organizational directories for all communities across Canada

     o    Highly responsive FAQ interface

The business objective of the project is to build the essential components of a Civic Portal to meet the civic interaction needs of Canadians.

The Civic Portal will be broad in scope and by the Completion Date it will provide sophisticated capabilities to illustrate the full power of the ultimate production site to be launched on a national basis later in 2000.

Delivery of the Civic Portal lays the groundwork for ACCESS.CA to have the potential to become one of the Internet's major portal sites achieving several significant benefits for Canada:

     o Electronic government service delivery to Canadian citizens, businesses and community organizations;

     o An interactive, citizen-centred, web-based presence for schools and community organizations;

     o A rapid uptake of e-commerce capabilities across the Canadian economic spectrum in both urban and rural geographies;

     o Advancement of the global competitiveness of the Canadian public sector;

     o Development of key Internet technologies for global commercialization by CivicLife and SmartSources

This project will realize the development of several important components of the Civic Portal:

CIVIC PORTAL GATEWAY -one-stop window to the civic world - including all levels of government and K-12 schools - for citizens, businesses and community organizations to access information, transactions, news, services etc.

CIVIC PORTAL AUTHOR -- tools and services which enable governments, community groups, businesses and schools to plug into the portal to heighten current services, information and transaction capabilities as well as animate communications with constituents/citizen base

CIVIC PORTAL CONTEXT MANAGEMENT FRAMEWORK -- It is essential that users are able to gain easy access to the complex world of public sector content and services. This component of the project will leverage existing enabling technology developed with previous support and investment from CANARIE (TAD `95) to facilitate context-based access, search and navigation to Internet content by citizens, businesses, community organizations and schools.

6.    MILESTONES, SCHEDULE OF WORK AND PAYMENTS

6.1   MILESTONES

The project will be conducted over a four-month period commencing in February 2000 and completing in May 2000. Key project milestones are:

February 4th, 2000 - Complete selection and procurement of all key technology components;

February 29th, 2000 - Complete detailed definition of initial software components, look and feel, and portal architecture;

March 31st, 2000 - Release portal alpha version for presentation and user interface testing and review;

April 30th, 2000 - Release portal beta version with 50% Federal and Provincial content and services, along with 10% Municipal, School, Community and Business content and services;

May 31st, 2000 - Release portal beta version for external review.


6.2   SCHEDULE ELEMENTS

The main schedule elements within stages of work leading up to the milestones identified in Section 6.1, above, are as follows:

     o    SmartSources and CivicLife conduct the work within the stage of work

     o    SmartSources and CivicLife submit the work for review and payment

     o IC reviews work. Assuming work is substantially acceptable, ISA will pay CivicLife and SmartSources, as relevant, minus a 10% holdback, within 30 days of invoice. Upon review, if no non-conforming elements are found in the work, then the holdback will be paid to CivicLife and SmartSources, as relevant, within 60 days of invoice. In the event that non-conforming elements are identified, the holdback will be retained by ISA until 30 days following the correction to these non-conforming elements.

After the Completion Date, CivicLife and SmartSources will provide support as defined in Section 7.10 Operational and Technical Support to Industry Canada for a period of 1 year.


6.3   PROJECT FUNDING

Past Investments

This project to develop and launch a Civic Portal builds on prior efforts, both privately- and publicly-funded, to develop key technology components and intellectual property. The partners have invested approximately $2.5 million in these components.

Proposed Investments

This proposal requests ISA funding in the amount of $2.020 million to be applied as shown in the following summary table. Specific deliverables are associated with each payment, on a detailed schedule as per ANNEX D, Detailed Deliverables and Payments by Stage of Work.

----------------------------------------------------------------------------------------------------
DATE             STAGE OF WORK (S) & MILESTONE (M)             CIVICLIFE   SMARTSOURCES   TOTAL
----------------------------------------------------------------------------------------------------
Feb 4            Contract signature/procure                    $510K         $250K         $760K
2000             development environment (S,M)
----------------------------------------------------------------------------------------------------
Feb 29           Detailed definition and documentation of      $325K         $ 75K         $400K
2000             Civic Portal Software components (S);
                 Design approved (M)
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
March 31         Alpha Release of Civic Portal Software      $  335K       $  75K        $  410K
2000             (S); Alpha Release approved (M)
----------------------------------------------------------------------------------------------------
April 30         Beta Release (Internal) of Civic Portal     $  300K       $ 100K        $  400K
2000             Software (S); Beta approved (M)
----------------------------------------------------------------------------------------------------
May 31           Beta Release (External) of Civic Portal     $   50K       $   0         $   50K
2000             Software (S); Beta external approved
                 (M)
----------------------------------------------------------------------------------------------------
May 31           Pilot Operations--operational and           $    0K       $   0K        $    0K
2000 to          technical support (S)
May 31
2001
----------------------------------------------------------------------------------------------------
                 Total                                       $1,520K       $ 500K        $2,020
----------------------------------------------------------------------------------------------------

7.   DELIVERABLES

7.1  GENERAL

The objective of the development plan is to make progress on the development of all of the portal features described below and to have a working site capable of supporting the pilot trial activities available by the Completion Date.

The plan is to develop reliable, robust and high performance capabilities. Following the Completion Date, additional functionality could be developed to enhance the intended comprehensive functionality objectives. Such enhancements are not part of the Agreement and are dealt with in the Intellectual Property Agreements between SmartSources and IC, as well as between CivicLife and IC.

By the Completion Date, the Civic Portal will be based upon proven and scalable technology that can be further tuned to meet the performance requirements of a major portal and ultimately be capable of operating on a worldwide basis. For the purposes of the Agreement, the portal will satisfy requirements in Canada.

The Civic Portal will be built to be used on stand-alone and on-line development environments; online demonstration and verification environments; and on-line production environments.

Section 7.2 provides deliverables by stage of work for CivicLife and jointly for CivicLife and SmartSources.

Section 7.3 specifies the service definition requirements of the Civic Portal deliverables.

Section 7.4 describes the functional and feature requirements of the Civic Portal deliverables.

Sections 7.5 through 7.13 define design requirements; documentation; access to development environment & briefings; installation, integration and testing support; training; operational and technical support; development suite software; demonstration system components.

ANNEX D provides a detailed schedule of Civic Portal deliverables and payments by phase of work.


 7.2  DELIVERABLES BY STAGE OF WORK

Work will be performed by SmartSources, and jointly by CivicLife and SmartSources, in accordance with the schedules of deliverables shown in 7.2.2 and 7.2.3.

Integration of deliverables between CivicLife and SmartSources into a complete whole at each stage of work will be the responsibility of CivicLife. When there is adequate demonstration of the integration of work, the work in that stage will proceed to review and acceptance by ISA within the corresponding milestone. Upon acceptance, the work in that phase is approved and will be paid for. A 10% holdback will be retained as described in Section 6.2.

7.2.1    CIVICLIFE DELIVERABLES:


-------------------------------------------------------------------------------
Stage of       CivicLife Deliverables
Work
-------------------------------------------------------------------------------
1              $510,000
Feb 4,
2000           Selection of software technology for the construction of the development environment for the Civic Portal taking into consideration the eventual deployment flexibility.

               The selected technology will allow for the deployment environment to use different Operating System and Database Management Systems should that flexibility be required.

               As a result of this selection process. CivicLife will establish and operate a development, test and verification environment for use during the life of this contract and for a period of 12 months thereafter.

               The services provided include:

               -        T1 internet access to the development environment for
                        IC and other authorized parties.
               -        Firewalling.
               - Management and maintenance of the environment including 7x24 hardware support.
               -        Provision of software and infrastructure components.
               -        Provision of hardware to operate the development
                        servers.
               -        Provision of staff to operate and manage the environment
-------------------------------------------------------------------------------

2              $325,000
Feb 29,
2000           Detailed definition of the individual Civic Portal software components for delivery under this project.

               Definition of the user interface look and feel for at least two "skins" for the Beta phase.

               Definition of the Civic Portal architecture for the following areas:

               Multi-lingual capabilities
               User profile manager
               Channel Manager
               Presentation Layer
               Content Retriever
               Channel Renderers
               Content Tagger
               Geographic Information System for geographic content organisation

               Collect 50% Canadian Federal and Provincial content and
               services.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
3              $335,000
March 31
2000           Alpha releases of the following Civic Portal components:

               Multi-lingual capabilities
               User profile manager
               Channel Manager
               Presentation Layer
               Content Retriever
               Channel Renderers
               Content Tagger
               Geographic Information System for geographic content organisation

               Definitions of the following Civic Portal components:

               Self-subscription Authoring Wizards for Businesses, Communities and Government
               Services
               Collaboration tools
               Initial cut of the Transaction Framework
               Initial cut of the Statistics Framework
               E-mail Tools
               User Information Management Tools
               Other Tools and Appliances

               Collect 10% Municipal, School, Community and Business content and services.
-------------------------------------------------------------------------------
4              $300,000
Apr 30 2000
               Beta releases of the working Civic Portal. This will include all of the capabilities identified above.

               Certain of these capabilites will be limited in their scope for example the statistics and transactional capabilities.
-------------------------------------------------------------------------------
5              $50,000
May 31
2000           Availability of Beta Civic Portal for external review. This will run on the existing server infrastructure and will cater for approximately 200 concurrent page generations. In real life, this should relate to a user audience of approximately 1,000 intensive users in any one hour.
-------------------------------------------------------------------------------
6              $0
Post May       technical and operational support for above deliverables.
31 2000
-------------------------------------------------------------------------------
Total          $1,520,000
-------------------------------------------------------------------------------

 7.2.2       SMARTSOURCES DELIVERABLES:
-------------------------------------------------------------------------------
Stage of
Work             SmartSources Deliverables

-------------------------------------------------------------------------------
1              $75,000
Feb 4
2000           Selection of technology for the construction of the development environment of the kServer Access edition required to support the Civic Portal within the Context Information Manager and
               Search Manager functions.

               As a result of this selection process SmartSources will establish and operate a development environment for use during the life of this contract and for a period of 12 months thereafter for the development of the kServer Access.ca Edition in support of CivicLife.

               The services provided include:

               - Management and maintenance of the environment including 7x24 hardware support.
               -    Provision of software and infrastructure components.
               -    Provision of hardware to operate the development servers.
               -    Provision of staff to operate and manage the environment.

               $175,000

               Production of the following technical documentation:
               - KServer Access Edition white paper
               - KServer Access Edibon API
               - KServer Access Edition Meta-data Framework

               Consultation relevant for each document preparation and revision along with on-going maintenance.

-------------------------------------------------------------------------------

2              $75,000
Feb 29
2000           The following technical documentation and specifications of the
               kServer Access Edition required to deploy the individual software components:

               kServer technical systems specifications kServer API specifications kServer administrative interface technical specifications

               Detailed definition of the individual software components for delivery under this project.

               Definition of the architecture for the following areas:

               Context Information Manager
               Search Manager

--------------------------------------------------------------------------------
3              $75,000
March 31
2000           Alpha releases of the following components:

               Context Information Manager
               Search Manager
--------------------------------------------------------------------------------

4              $100,000
Apr 30 2000    Beta releases of the kServer Access edition embedded technology.
               This will include the following capabilities:

               Context Information Manager
               Search Manager

               Certain of these capabilities will be limited in their scope for example the statistics and transactional capabilities.
-------------------------------------------------------------------------------
5              Beta release support to CivicLife.
May 31
2000

--------------------------------------------------------------------------------
6              Technical and Operational Support for the above deliverables.
Post May
31 2000
--------------------------------------------------------------------------------

               Total $500,000
--------------------------------------------------------------------------------



 7.2.3       JOINT CIVICLIFE AND SMARTSOURCES DELIVERABLES:

Joint deliverables shall be completed prior to the deliverables being submitted for review and acceptance in each phase of work.

--------------------------------------------------------------------------------
Phase          Joint Deliverables
--------------------------------------------------------------------------------
1              Identification of key integration tasks for SmartSources kServer
Feb 4          and CivicLife technologies.
2000
--------------------------------------------------------------------------------
2              Detailed integration plan for all design deliverables of
Feb 29         CivicLife and SmartSources.
2000
--------------------------------------------------------------------------------
3              Full integration of Alpha release deliverables of CivicLife and
March 31       SmartSources.
2000
--------------------------------------------------------------------------------
4              Full integration of Beta release - internal - deliverables of
Apr 30         CivicLife and SmartSources.
2000

--------------------------------------------------------------------------------

5              Full integration of Beta release - external - deliverables of
May 31         CivicLife and SmartSources.
2000
               Plan for integrated technical and operational support in
               preparation for ACCESS.CA Pilots.
--------------------------------------------------------------------------------
6             Integrated technical and operational support of all integrated
Post May      deliverables, above as defined in Section 7.10 Operational and
31 2000       Technical Support.
--------------------------------------------------------------------------------

7.3 ACCESS.CA SERVICE DEFINITION


The Civic Portal shall be capable of providing service features to citizens, small businesses, communities, and government organizations as defined in Annex B, Service Definition.


7.4 CIVIC PORTAL FUNCTIONS AND FEATURES

Sections 7.4.1 to 7.4.17 provide descriptions of the Civic Portal major components with associated capabilities. The Civic Portal shall conform to these descriptions.


As a general requirement, portal functionality will be developed in independent modules. This will permit: independent scalability of functions based on demand for their use; ability to upgrade and repair individual modules without having to affect the entire portal software; and other operational flexibilities.

SmartSources and CivicLife will provide best estimates for assessing the cost of major separate functions, and where applicable cost per transaction. This is to enable IC to be able to make decisions regarding future development and rollout priorities.


7.4.1  USER PROFILE MANAGER

This will allow users to register with the portal and to identify sufficient information about themselves to allow the portal to automatically select content based upon location and demographic information. It will also allow for language selection.

Users may also search for other content either within their local community or elsewhere and incorporate this content into their own `personal portal'. Other content may be organized into other geographic areas or by special interests.

In addition, the user profile will have the ability to securely retain other personal information required to complete certain on-line services.

Information on external e-mail accounts will also be held to facilitate the integration of the eDemocracy and Collaboration elements of the site.


7.4.2  CHANNEL MANAGER

This service will allow channels of information to be created and managed by the portal. It will include a wide range of channel formats and integration with appropriate parsing technology.

Channels may be generally available to all users of the portal or they may be accessible on some form of revenue basis - e.g.: membership fee based.


7.4.3  PRESENTATION LAYER / USER INTERFACES


A wide number of different presentation formats will be provided. These will accommodate the following differences between users:

     o    User look and feel preference;
     o    Browser capabilities;
     o Navigation and interaction preferences (whether to use Macromedia Flash, for example);
     o    Colour, font and style preferences;

     o    `Skins' to suit different age groups;

     o Favourites referencing content selected during the user's navigation of the site.

The Portal will be built to be able to accommodate additional user interfaces from third parties. Integration of a particular interface will depend on the interface's ability to map to the Civic Portal's technical specification for such interfaces.


7.4.4 CONTENT RETRIEVER

This service will retrieve the content to be rendered in the appropriate formats by the Channel Renderer. Based upon the user's profile including language preference, the appropriate content for each channel will be retrieved and provided for rendering.

The Content Retriever will be able to access any content anywhere in the portal subject to security and individual user restrictions.


7.4.5 CHANNEL RENDERERS

There will be a wide number of these to deal with the different channel formats and layouts to be presented. Extensive use of Style Sheets (both CSS and XSL) will be made to provide for the presentation of data from XML sources.


7.4.6 CONTENT TAGGER

The Content Tagger will enable portal administrators to browse to other sites and to select specific content from those sites for incorporation into the portal. This tool facilitates the incorporation of 3rd-party website content within the Civic Portal frame and `look and feel' environment and permits maintenance of a `live' link to such content as it is modified by the content owner.


7.4.7 AUTHORING WIZARDS

These tools will enable all manner of portal contributors to `opt-into' the portal and include their content or e-services in a standard manner. For example, wizards for business to become part of the site will be provided including the ability to reference external content or to create their own content using a built-in WYSIWYG HTML editor.

Other authoring wizards for Government Services, Community Associations, eDemocracy and for Channel Authoring will also be provided.


7.4.8 CONTEXT INFORMATION MANAGER

The Context Information Manager is a series of kSites which can hold both structured and unstructured content. This is based upon the kServer technology. The following capabilities are supported:

     o The ability to hold both original content and references to various types of external content.
     o Information regarding the structure of the content to enable the Content Retriever and Channel Renderers to correctly format the content.
     o An ability to Tag the content using content tags which will enable the Search Manager to provide sophisticated searching capabilities.

This will be achieved using any number of kSites. These kSites will fulfill the following functions:

     o Content kSite - A kSite that contains either original content or references to external content.
     o Context kSite - A kSite that provides the contextual information required to perform searches and to provide customizable views.

      o User kSite -- A user-specific kSite which allows the user to define their own channels of information and to reference content held in other kSites or out on the Internet. These kSites can also be associated with specific community portals.
      o Query kSite -- Either a temporary or permanent query result set that can be saved by a user and/or used as the basis for further inferential searching.


7.4.9  SEARCH MANAGER

The Search Manager uses the sophisticated data capabilities of the Context Information Manager to provide the portal user with a rapid method of locating any content within the portal.

Searching capabilities will include:

     o    The ability to search by keyword or phrase.
     o    To use any combinations of Tags.
     o    To save the results of a search for later use.
     o To use the results of one search as the basis for a more detailed or refining search.
     o To use a natural language interface to locate FAQs and other information.

The critical differentiator for the Search Manager is that it operates in the context of the user's own information. Therefore, it is aware of the location of the user and certain aspects of the users profile. This enables the Search Manager to provide highly relevant results from the user's own community along with any special interest communities which the user has selected.


7.4.10 COLLABORATION TOOLS

These include the facilities for both users and community portal operators required to create informal Polls, Discussion Groups, News and Notices and other content elements targeted at individuals or groups of users.

These tools will be used in the citizen consultation and Community areas of the site to enable Citizen to Citizen and Citizen to Government interaction.

The facility to utilize real-time instant messaging as well as access to Internet Relay Chat (IRC) and ICQ (I Seek You) style conference and chat room services will also be provided.


7.4.11 TRANSACTION FRAMEWORK

This will be a series of wizards and definitions to enable Electronic Service Delivery via the portal by various government departments and agencies at the Federal, Provincial and municipal levels. Over a period of time, a series of XML standards and definitions will emerge for how the portal exchanges data between its transaction definitions and external ESD solutions.

The Transaction Framework will also provide the mechanism for collecting and transferring fees to appropriate content providers. Content providers may fall into a number of categories but may include local portal operators or commercial vertical community operators.

Examples of transaction types by category include:

License applications and payments
Benefits applications
Filing of complaints
Public requests for information
Registrations

Tax payments
Reservations for public facilities
Fine payments


7.4.12 STATISTICS FRAMEWORK

Detailed standard portal usage logs will be collected for all portal traffic. These logs can be viewed both as detailed log items in a database, and in the form of various statistical and other reports that will be configurable by ACCESS.CA administrators. A third-party web activity reporting package facility for creating, viewing and analyzing these statistics will be required and is not provided with the portal.

In addition, the Statistics Framework will also provide the underlying mechanism for collecting data to allow commercial operators to collect their fees.

A full technical specification will be documented and delivered upon completion of this contract.


7.4.13 EMAIL TOOLS

Email tools will be provided to allow portal users to have their own personal e-mail address. In addition, the ability to integrate with other external e-mail will be provided. Users can nominate whether they wish to use an existing e-mail account with the portal. The e-mail manager will also be able to present a single view of multiple e-mail accounts.

Email must be accessible by any registered user from any Internet browser-capable computer

Email, at its most basic level, can be anonymous - i.e. - user need only provide an "alias" user name and a private password to obtain an account

Layers of user identification and validation would be required if Email is used within the scope of transactions requiring security - e.g.: financial transactions


7.4.14 GEOGRAPHIC INFORMATION SYSTEM (GIS)

This will enable the portal to identify where the user is located and to therefore map the content that is applicable.

A capability to deal with spatial data and other abstract types is required. This must be able to resolve Postal Code information into accurate geographic location information.


7.4.15 COMMUNITY DIRECTORIES

The Civic Portal will be built to accommodate directories of businesses and other organizations for all communities across Canada. These directories may be added by IC or its designated contractors.

To aid in using the GIS capabilities, directories developed for the Civic Portal will include postal code reference data for each directory entry and community.

The Civic Portal user interfaces shall have prominent display of directories and ready access to any desired directory within the fewest number of clicks.

Third party directories can be added or referenced in the Civic Portal. To this end, standards for preferred directory functionality and form will be provided.

7.4.16 USER INFORMATION MANAGEMENT TOOLS

The Civic Portal will include personal calendar, personal contact manager, and other personal applications into which personal data can be stored. These applications shall be capable of being synchronized with PDA devices (e.g.:
Pilots, etc) but this capability is not part of the initial project to be delivered by the Completion Date. These tools will only be accessible by the registered individual.

The Civic Portal shall also include calendars, contact and other applications that can be used in context of collaboration groups. For example, this will enable communities of interest to keep a common calendar and contact management profiles (including timelines & critical path). These tools will only be accessible by members of collaboration groups, and designated individuals from these groups will perform updates.

The Civic Portal shall also include broader community calendars and contact lists that can be accessed by the public at large. Designated individuals will perform updates.

All calendars, contact managers and other applications shall be capable of being updated from selections of data in other accessible calendars, contact managers and applications.


7.4.17 OTHER TOOLS AND APPLICATIONS

The Civic Portal shall be built to accommodate third party tools and applications using industry standards which are readily available to developers. Such tools and applications would be incorporated into the Civic Portal online production environment by IC after appropriate testing on a development environment and on-line verification environment.


7.5 CIVIC PORTAL INFRASTRUCTURE DESIGN REQUIREMENTS


7.5.1  DEVELOPMENT ENVIRONMENT

Until the Civic Portal is finally delivered to IC by the Completion Date, the development environments will be hosted at CivicLife in Ottawa, and SmartSources in Vancouver.

Once IC has taken delivery and turned the Civic Portal on for service, there can be any number of stand-alone or on-line development environments associated with the Civic Portal software.

Both SmartSources and CivicLife shall provide a complete specification and design for stand-alone and on-line development environments which will permit any individual environment to be used for development and modification associated with the entire Civic Portal and any subset of capabilities of the Civic Portal. Refer to Section 7.6


7.5.2  DEMONSTRATION / VERIFICATION ENVIRONMENT

The demonstration environment for the Beta preview of the Civic Portal will be contained on the CivicLife-development servers.

IC, directly or through a designated provider, will establish an on-line verification environment to be used to launch Pilot Trial verifications in new communities, and add new content, features, applications and other capabilities to Pilots and nationally-launched ACCESS.CA service.

CivicLife and SmartSources shall provide a complete specification and design for an on-line verification environment that will permit verification of capabilities associated with the entire Civic Portal and any subset of capabilities of the Civic Portal, including third party capabilities. Refer to
Section 7.6

7.5.3 PRODUCTION ENVIRONMENT

IC, directly or through a designated provider, will establish a production environment.

CivicLife and SmartSources shall provide a complete specification and design for an on-line production environment that will permit integration of capabilities associated with the entire Civic Portal initially, and subsequently any subset of new or modified capabilities of the Civic Portal, including third party capabilities. Refer to Section 7.6.

7.5.4 SCALABILITY

The required performance from the Civic Portal technology for purposes of demonstration is to ultimately be able to deliver a performance of 500 concurrent page generations on a single dual-CPU server with no single page view taking more than 5 seconds.

This equates to a real-world performance of 360,000 page views per hour per server. With a typical beta user performing around 100 page views per hour, this would suggest that around 3,600 concurrent previewers could be accessing the beta portal.

The first demonstration of the portal may not reach these performance levels due to limitations in the size of the servers and of the supporting database server. However, the technology selected will have the capability to scale to these levels in the real production environment.

A figure of 1,000 concurrent previewers has therefore been selected as being representative of the actual performance which will be available from the demonstration environment.

CivicLife and SmartSources will provide IC with full information regarding scalability and sizing of the Civic Portal, including necessary formulas for calculating capacity requirements of all servers, software, and Internet connectivity. Refer to Section 7.6.

7.5.5 VOLUMETRICS

CivicLife and SmartSources will provide volume-based design parameters for the purposes of initial sizing and subsequent periodic expansions of the production environment. These parameters will take account of the number of users in each category, the number of page requests and views, the quantity of sites accessed for page views and feeds, the number of feeds and their frequency of updates, the network access architecture of the portal, and any other element which will have an impact on sizing and quality of performance.


7.5.6 TESTING AND PERFORMANCE TUNING

It is intended that the portal will be tested in a real world simulation for its performance characteristics during the demonstration phase. This testing will involve loading the software onto a suite of real-world servers and simulating the workload through using specialist load testing software.

Products such as Mercury LoadRunner will allow several thousand real users to be simulated using low-cost PC workstations. CivicLife will arrange for tests which can simulate around 4,000 or more concurrent sessions which can be set-up to simulate multiple users. It is expected that a test simulating up to 40,000 real world users can be realistically modelled.

7.6 Documentation

SmartSources and CivicLife will provide to Industry Canada full documentation on all software developed and delivered up to Completion Date.

This documentation will consist of two documents: Civic Portal Design Specification and Civic Portal Operations Specification

Civic Portal Design Specification

     o    General description of the Portal
     o    Functional description of all of the elements of the portal
     o    Interface requirements amongst elements within the portal
     o    Interface requirements for third party capabilities
     o    Installation, integration and testing methodology
     o    Version management methodology
     o    Annotated source code for all portal functions
     o    Recommended development suites

Civic Portal Operations Specification

     o Network architecture and quantified design for all servers, including development, verification, and production servers for Pilot Trial of various sizes; and an initial national launch. Formulas and factors for sizing will be provided.
     o Internet access architecture and quantified design, as above, for all servers
     o    Server software requirements and specifications
     o    Data architecture of the portal
     o    Data management requirements and recommendations for the portal
     o    Security design / recommendations for all parts of the system
     o    Operating standards
     o    Support functions necessary to maintain operating standards
     o Open standards for addition of third party components, software, applications, features and other capabilities


7.7 IC ACCESS TO CIVICLIFE / SMARTSOURCES DEVELOPMENT AND DEMONSTRATION/ VERIFICATION ENVIRONMENTS / BRIEFINGS

SmartSources and CivicLife will provide access on request by IC to their respective development and demonstration/verification environments for purposes of observation and verification of development.


7.8 INSTALLATION, INTEGRATION & TESTING SUPPORT

SmartSources and CivicLife will provide 10 person days support to Industry Canada and its designated contractors and operators for installation, integration and testing of the portal software or appropriate sub-components if applicable onto stand-alone development environments, on-line verification environments, and on-line production environments.


7.9 TRAINING

SmartSources and CivicLife will provide Industry Canada and its designated contractors and operators with 10 person days of training to communicate how to install, integrate, test and operate all components of the Portal software.


7.10 OPERATIONAL AND TECHNICAL SUPPORT

SmartSources and CivicLife will provide Industry Canada and its designated contractors and operators operational and technical support for the duration of one year from the delivery date.

The operational and technical support will consist of case management services for cases reported to SmartSources and CivicLife in connection with the operation of the Civic Portal software. Cases will include problems and queries. Case management services will cover case logging, case classification as to case type and case severity/urgency, and case resolution in terms of software fault correction or preparation and proposal of plans to deal with complex or difficult cases. Support coverage will be from 9:00 AM to 5:00 PM EST on Government of Canada business days. Support coverage outside of this period will be provided on an emergency pay-as-used basis at CivicLife and SmartSources professional services rates.


7.11 Development Suite Software

SmartSources and CivicLife will supply IC with a five-concurrent-user license for the full software development suite. Such software and licenses shall allow sub-licensing to designates or contractors of IC for use on IC licensed facilities.

IC use of this software assumes IC access to operating system and database software and workstation and server hardware. IC should expect to purchase annual maintenance support on these components from the providing vendor. Any sub-licensing will be subject to 3rd-party licenses restrictions.


7.12 DEVELOPMENT AND DEMONSTRATION / VERIFICATION ENVIRONMENT HARDWARE AND SOFTWARE

IC will have guaranteed access to CivicLife and SmartSources development and demonstration/verification environments for purposes of developing changes and additions to ACCESS.CA content and applications for a period of 1 year following Completion Date. This facility will support up to five simultaneous developers.

Such development activity will be coordinated with CivicLife and SmartSources on a mutually agreed basis.


7.13 DETAILED SCHEDULE OF DELIVERABLES AND PAYMENTS

ANNEX D provides a detailed schedule of deliverables and payments by stage of work.


8. CHANGE PROCESS

This Agreement may be changed by mutual agreement between the parties.

Changes will be formally recorded in new Annexes. They will identify the nature of the change, and may trigger the requirement to issue revised text for various sections of this agreement and / or its annexes. There will also be a recording of the consequent changes in costs and responsibilities of parties.

Changes may be initiated by either party by providing a request in writing.

Changes will not be made unilaterally by either party.


9. TERMINATION

ANNEX A - ACCESS.CA PILOT TRIAL COMMUNITIES

The following communities across Canada may be included in Pilot Trials of ACCESS.CA following delivery of the Civic Portal software from CivicLife and SmartSources. Pilots will be implemented according to a schedule to be established by IC, and will continue until the national launch of ACCESS.CA service.

COMMUNITY                                  POPULATION       (THOUSANDS)
                                              1998             1996

St Johns, NFLD                                173.6
Charlottetown, PEI                                            32.5
Halifax, NS                                   348
St John, NB                                   127.3
Fredericton, NB                                               46.5
Moncton, NB                                                   59.3
Montreal Metropolitan Area, QUE                               3,326,510
Montreal city, QUE                                            1,016,376
Montreal - Dorval city, QUE                                   17,572
Montreal - East Montreal, QUE                                 3,523
Montreal - North Montreal, QUE                                81,581
Montreal - West Montreal, QUE                                 5,254
Montreal - Longueuil, QUE                                     127,977
Quebec, QUE                                   687.2
Sherbrooke, QUE                               152.7
Abitibi/Temiscamingue, QUE
Toronto Metropolitan Area, ONT                                4,263,757
Toronto City, ONT                                             653,734
Toronto International Airport ONT                             544,382
Hamilton, ONT                                 658.6
St Cathearines, ONT                           389.1
London, ONT                                   418.2
COIN
Ottawa, ONT                                                   427.4
Kingston, ONT                                                 143.4
North Bay, ONT                                                64.8
Sudbury, ONT                                  163.3
Sault Ste. Marie,ONT                                          83.6
Thunder Bay, ONT                              128.6
Winnipeg, MB                                  676.4
Brandon, MB                                                   40.6
Thompson, MB                                                  14.4
Regina, SK                                    199.5
Saskatoon, SK                                 229.3
Calgary, ALTA                                 907.1
Edmonton, ALTA                                917.5
St Albert, ALTA                                               46.9
Vancouver - Metropolitan Area, BC                             1,831,665
Vancouver City, BC                                            514,008
Vancouver Bay, BC                                              13,075
Vancouver International Airport, BC                           148,867
Victoria, BC                                  318.1
Prince George, BC                                             75.2
Prince Rupert, BC                                             17.4
Terrace, BC                                                   20.9
Kelowna, BC                                                   136.5
Yellowknife, NWT                                              17.3
Whitehorse, YT                                                21.8

ANNEX B - SERVICE DEFINITION

Please refer to the attached document.


ANNEX C - CIVIC PORTAL SOFTWARE AND COMMERCIAL DEVELOPMENT AGREEMENT

Please refer to the attached document.


ANNEX D - DETAILED SCHEDULE OF DELIVERABLES AND PAYMENTS BY STAGE OF WORK

Please refer to the attached document.